                                                                    Exhibit 10.1

                          INSURANCE AUTO AUCTIONS, INC.
                            LONG TERM INCENTIVE PLAN

Section 1. Establishment and Purpose.

Upon approval of its Board of Directors, Insurance Auto Auctions, Inc., an Illinois corporation (the "Company"), hereby establishes a long-term incentive plan for certain executive employees known as the Insurance Auto Auctions, Inc. Long Term Incentive Plan (the "Plan"). The purpose of this Plan is to provide participating executives a three (3) year incentive plan (from 2001 through 2003) to successfully complete the turnaround strategy of the Company, which was set in place in early 2001. Success shall be defined as the executives achieving the Company's 2003 Profit Target, thereby improving the Company's value.

Section 2. Definitions.

Whenever used in the Plan, the following terms shall have the meanings set forth below:

a. "Determination Date" shall mean the earliest to occur of (i) December 31, 2003, or (ii) the date the Plan is terminated.

b. "Incentive Award" shall mean the incentive provision determined in accordance with the formula set forth in Section 5.

c. "Participant" shall mean an executive employee of the Company who occupies a key executive position. A Participant shall participate in the Plan until the earliest to occur of (i) the Participant's termination of employment with the Company, (ii) the reassignment of the Participant from a key executive position, or (iii) the Determination Date.


Section 3. Administration.

The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors. All costs of Plan implementation and Plan administration shall be paid by the Company. Full power and authority to construe, interpret and administer the Plan shall be vested in the Committee. The Committee shall have the power, right and duty to interpret the provisions of the Plan and may from time to time adopt rules with respect to the administration of the Plan which are consistent with the Plan, and may amend any and all rules previously established. The Committee may from time to time delegate the performance of any part or all of its duties under the Plan. The Committee or its delegatee may from time to time request advice or assistance or engage such persons (including, without limitation, legal counsel and accountants) as it deems necessary and proper for the administration of the Plan. All determinations made by the Committee or its delegatee shall be final and conclusive upon the Company, upon each Participant, and upon their respective beneficiaries.

Section 4. Participation.

Participation in the Plan is limited to those executive employees of the Company who occupy a key executive position and who are expressly designated by the Committee to participate in the Plan. Notwithstanding anything contained herein to the contrary, the Committee shall determine each Participant's Incentive Award target amount. Each employee who is designated as a Participant by the Committee shall be notified in writing by the Committee of that determination, and the Incentive Award target amount for which the Participant is eligible. Incentive Award opportunities are expressed in dollar terms for the plan period and vary by participant. See Schedule "A" for a list of participants and target amount for each.

Section 5. Incentive Awards.

         a. Incentive Awards are earned based on achievement of specific objectives. For the plan period, participants will receive the Incentive Award based on achievement of the 2003 operating profit of $23.1 Million (after depreciation and amortization expense). The overall percentage achievement of operating profit is defined as a fraction of actual operating profit as a percentage of the targeted operating profit. The calculation to determine achievement percentage is subject to modifications as defined below, at the discretion of the Compensation Committee.

         b. Participants must achieve Ninety percent (90%) of the 2003 operating profit target to be eligible for payment of an Incentive Award. Overall percentage achievement above or below that target will be factored up or down by Fifty percent (50%) to arrive at the payout percentage. Maximum achievement on the target will be One Hundred Ten percent (110%). Using the Fifty percent (50%) premium factor, this results in an initial payout of Eighty-five percent (85%) once the threshold is achieved to a maximum payout of One Hundred Fifteen percent (115%) of Incentive Award target amount. See the attached Schedule B for a sample Payment Schedule.

         c. The three year plan assumes reasonable and necessary expenditures to support the business plan but does not factor in expansion activity. As such, the operating profit target highlighted in Section 5(a) above will be increased for a 15% return on extraordinary capital expenditures. For purposes of this plan, capital spending is projected at $20 Million for Fiscal Year 2002 (including new systems and existing facility retrofits) and $10 Million

2002 Insurance Auto Auctions, Inc.
Long Term Incentive Plan
               for Fiscal Year 2003. Capital spending in excess of the 2002 baseline amount of $20 Million will result in an increase in the operating target equal to a 15% return on the spending above the baseline amount. Incremental capital spending above the 2003 baseline amount of $10 Million will result in a pro rata increase in the operating profit target equal to an annualized 15% return on the spending above the baseline amount.

Section 6. Incentive Awards on Termination of Participation Prior to Plan Termination.

         a. A Participant whose participation in the Plan terminates prior to the Determination Date, for reasons other than death, total and permanent disability, shall not receive an Incentive Award pursuant to the formula set forth in Section 5.

         b. A Participant whose participation in the Plan terminates prior to the Determination Date, by reason of death or total and permanent disability, shall be entitled to a payment of Incentive Awards, at target, earned pursuant to the formula set forth in Section 5, pro rated from January 1, 2001 to the date of termination. For purposes of this Section 6b, the Committee shall apply such criteria as it deems appropriate to determine whether a Participant is totally and permanently disabled.


Section 7. Payments.

With respect to an individual who ceases to be a Participant in the Plan for any reason prior to the Determination Date, any amounts payable to the individual under the Plan shall be paid in such form and at such time or times as the Committee deems appropriate but not later than one Ninety (90) days after the end of the applicable Fiscal Year. With respect to an employee who remains a Participant through the Determination Date, any amounts payable to the Participant under the Plan shall be paid in the form of a single sum within a reasonable period of time following the Determination Date and the preparation of the Company's financial statements for the period, but no later than Ninety
(90) days after the Determination Date. Notwithstanding any other provision of the Plan, the Company may withhold from any payment to be made under the Plan such amount or amounts as may be required for purpose of complying with the tax withholding provisions of the Internal Revenue Code of 1986, as amended, or any similar state of local laws.

2002 Insurance Auto Auctions, Inc.
Long Term Incentive Plan

Section 8. Designation of Beneficiaries.

Each Participant from time to time may name any person (who may be named concurrently, contingently or successively) to whom the Participant's payment under the Plan is to be paid if the Participant dies before he receives such payment. Each such beneficiary designation will revoke all prior designations by the Participant, shall not require the consent of any previously-named beneficiary, shall be in a form prescribed by the Committee and will be effective only when filed with the Committee during the Participant's lifetime. If a Participant fails to designate a beneficiary before his death, as provided above, or if the beneficiary designated by a Participant dies before the date of the Participant's death, the Committee shall pay the Participant's payment to the Participant's surviving spouse, or if there is no surviving spouse, to the Participant's estate.

Section 9. No Alienation or Transfer.

Prior to payment hereunder, no payment or the rights of any Participant under the Plan to any payment shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such attempted action shall be void and, at the Committee's sole discretion, may lead to forfeiture. No payment shall be in any manner subject to the debts, contracts, liabilities, engagements, or torts of any Participant.


Section 10. No Funding.

All payments to be made hereunder shall be paid from the general assets of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. No Participant shall have any right, title, or interest whatsoever in or to any amounts under the Plan prior to receipt. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or fund of any kind, or a fiduciary relationship between the Company and any other person. The rights of any Participant or beneficiary to any amounts hereunder shall be no greater than those of an unsecured general creditor of the Company.


Section 11. No Right of Continued Employment.

Neither the establishment of the Plan nor the payment of any payment hereunder nor any action of the Company or of the Committee shall be held or construed to confer upon any person any legal right to be continued in the employ of the Company.

2002 Insurance Auto Auctions, Inc.
Long Term Incentive Plan

Section 12. Amendment and Termination of Plan.

         a. By Board. The Board of Directors of the Company reserves the right to amend or terminate the Plan, in whole or in part, at any time. No amendment or termination shall adversely affect the right of any Participant to any Incentive Award earned prior to the date of such amendment or termination. A Participant's interest in his Incentive Award, with respect to any amendment or termination of the Plan before the Determination Date, will be calculated as if the amendment or termination was a corporate event described below in this
                  Section 12.

          b. Automatic Termination. The occurrence of a Change in Control shall cause the Plan to be automatically terminated as of such date, with a payment equal to the Incentive Award target amount. In the event of a Change of Control, the Participants shall be entitled to receive payment of their Incentive Award at Target. For purposes of this Section, Change of Control shall be defined as follows:

                  "Change of Control" shall mean the first to occur of the following events:

                           (i) the acquisition by any person, entity or "group"
                  (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended), of Fifty percent (50%) or more of the combined voting power of the Company's then outstanding voting securities;

                           (ii) the merger or consolidation of the Company as a
                  result of which neither the Company or one of its subsidiaries, owns, directly or indirectly, more than Fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;

                           (iii) the liquidation or dissolution of the Company;
                  and

                           (iv) the sale, transfer or other disposition of all
                  or substantially all of the assets of the Company.



Section 13. Successors.

Except as otherwise provided in Section 12, the obligations of the Company under the Plan shall be binding upon any successor corporation or entity which shall succeed to substantially all of the assets or business of the Company, and the term "Company," whenever used in the Plan, shall mean and include any such corporation or entity after such succession.

2002 Insurance Auto Auctions, Inc.
Long Term Incentive Plan

Section 14. Gender and Number.

Where the context admits, words denoting men include women, the plural includes the singular, and the singular includes the plural.

Section 15. Absence of Liability.

Neither the Company, the Board, nor any Committee member shall be personally liable for any act done or omitted to be done in good faith in the administration of the Plan.

Section 16. Term.

Unless the Plan is earlier terminated pursuant to the above provisions, this Plan shall terminate on completion of payment or December 31, 2003.

Section 17. Governing Law.

All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with laws of the State of Illinois.

2002 Insurance Auto Auctions, Inc.
Long Term Incentive Plan